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                                                              Deloitte
                                                              &Touche

October 17, 2003

Oppenheimer Main Street Fund
6803 South Tucson Way
Centennial, Colorado 80112

Dear Sirs:

We have reviewed the Agreement and Plan of
Reorganization between Oppenheimer Select Managers, a
Massachusetts business trust, on behalf of its series
Oppenheimer Select Managers Mercury Advisors S&P 500
Index Fund (Index) and Oppenheimer Main Street Funds,
Inc. on behalf of its series of Oppenheimer Main Street
Fund (Main Street) which is attached as Exhibit A of
Main Street's Registration Statement under the
Securities Act of 1933 on Form N-14 filed with the
Securities and Exchange Commission on July 2, 2003
concerning the acquisition by Main Street of
substantially all of the assets of Index solely for
voting shares of beneficial interest in Main Street,
followed by the distribution of such shares in exchange
for all of the outstanding shares of Index.

Section 368(a)(1)(C), IRC provides that, when
determining whether the exchange is solely for stock,
the assumption by Main Street of a liability of Index
shall be disregarded.

The managements of both Main Street and Index have
represented to us that there is no plan or intention by
any shareholder of Index who owns 5% or more of the
outstanding shares of Index and, to the best of their
knowledge, there is no plan or intention on the part of
the remaining shareholders of Index to redeem, sell,
exchange, or otherwise dispose of Main Street shares to
Main Street, other than in the ordinary course of
business.

Management of each fund has further represented to us
that, as of the date of the exchange, both Main Street
and Index will qualify as regulated investment companies
or will meet the diversification test of Section
368(a)(2)(F)(ii), IRC, and that a significant portion
(as contemplated by Regulation Section 1.368-1(d)(3),
IRC of Index's existing assets will continue to be held
beyond the date of the transaction and liquidated only
in the ordinary course of business.

In our opinion, the federal tax consequences of the
transaction, if carried out in the manner outlined in
the Agreement and in accordance with the above
representations, should be as follows:

Oppenheimer Main Street Fund

1.    The transactions contemplated by the Agreement
     should qualify as a tax-free "reorganization"
     within the meaning of Section 368(a)(1) of the
     Internal Revenue Code of 1986, as amended, and
     under the regulations promulgated thereunder.

2.    Main Street and Index should each qualify as a
     "party to a reorganization" within the meaning of
     Section 368(b)(2).

3.    No gain or loss should be recognized by the
     shareholders of Index upon the distribution of
     shares of beneficial interest in Main Street to
     the shareholder of Index pursuant to Section 354.

4.    Under Section 361(a) no gain or loss should be
     recognized by Index by reason of the transfer of
     its assets solely in exchange for shares of Main
     Street.

5.    Under Section 1032 no gain or loss should be
     recognized by Main Street by reason of the
     transfer of Index assets solely in exchange for
     shares of Main Street.

6.    The stockholders of Index should have the same tax
     basis and holding period for the shares of
     beneficial interest in Main Street that they
     receive as they had for the stock of Index that
     they previously held, pursuant to Sections 358(a)
     and 1223(1), respectively.

7.    The securities transferred by Index to Main Street
     should have the same tax basis and holding period
     in the hands of Main Street as they had for Index,
     pursuant to Sections 362(b) and 1223(1),
     respectively.

This opinion is based solely upon:

a.    the representations, information, documents, and
     facts that we have included or referenced in this
     opinion letter;
b.    our assumption (without independent verification)
     that all of the representations and all of the
     originals, copies, and signatures of documents
     reviewed by us are accurate, true, and authentic;
c.    our assumption (without independent verification)
     that there will be timely execution and delivery
     of and performance as required by the
     representations and documents;
d.    the understanding that only the specific Federal
     income tax issues and tax consequences opined upon
     herein are covered by this tax opinion, and no
     other federal, state, or local taxes of any kind
     were considered;
e.    the law, regulations, cases, rulings, and other
     tax authority in effect as of the date of this
     letter.  If there are significant changes in or to
     the foregoing tax authorities (for which we shall
     have no responsibility to advise you), such
     changes may result in our opinion being rendered
     invalid or necessitate (upon your request) a
     reconsideration of the opinion;
f.    your understanding that this opinion is not
     binding on the IRS or the courts and should not be
     considered a representation, warranty, or
     guarantee that the IRS or the courts will concur
     with our opinion; and

Oppenheimer Main Street Fund

g.    your understanding that this opinion is solely for
     your benefit, is limited to the described
     transaction, and may not be relied upon by any
     other person or entity.

Very truly yours,

/s/ Deloitte & Touche LLP